Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-282622
Prospectus Supplement No. 6
(To Prospectus dated November 1, 2024)
SABLE OFFSHORE CORP.
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This prospectus supplement updates, amends and supplements the prospectus dated November 1, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282622). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2025, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Sable Offshore Corp.’s Common Stock is quoted on the New York Stock Exchange under the symbol “SOC.” On February 18, 2025, the closing price of our Common Stock was $31.31.
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WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 17 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is February 19, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 19, 2025
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Sable Offshore Corp.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-40111 (Commission File Number)	85-3514078 (I.R.S. Employer Identification Number)
845 Texas Avenue, Suite 2920 Houston, TX 77002
(Address of principal executive offices and zip code)
(713) 579-6161
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.0001	SOC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On February 16, 2025, the California Coastal Commission (“CCC”) sent Sable Offshore Corp. (“Sable”) a “Notice Prior to Issuance of Executive Director Cease and Desist Order” related to Sable’s ongoing anomaly repair work. On February 17, 2025, Sable replied to the CCC with a letter, attached in Exhibit 99.1 herein, stating that the “Coastal Act does not authorize the issuance of an EDCDO under the present circumstances” and that “Sable intends to proceed with the anomaly repair work authorized by the County in its February 12, 2025 letter.”

Further, on February 18, 2025, Sable Offshore Corp. filed a complaint against the CCC in the Superior Court of the State of California for the County of Santa Barbara (Case No. 25CV00974), which will be available on the Superior Court of California, County of Santa Barbara’s website and at https://sablecaliforniaenergy.com/ (the information posted on or accessible through our website is not incorporated into this 8-K). In the complaint, Sable challenges the CCC’s prior Notices of Violations and Executive Director Cease and Desist Order as procedurally improper and asserts that CCC lacks authority to prohibit work authorized by existing permits. Sable seeks a declaration that the CCC's actions are unlawful, an injunction prohibiting further enforcement actions by the CCC, damages for the alleged taking of property rights, and attorneys' fees and costs. The CCC proceeded to issue an Executive Director Cease and Desist Order to Sable on February 18, 2025. Sable pipeline repair operations remain unaffected.

Cautionary Statement Regarding Forward-Looking Statements

The information in this Current Report on Form 8-K includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “ may,” “ believe,” “ anticipate,” “ intend,” “ estimate,” “expect,” “project,” “continue,” “plan,” forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence production of the SYU assets and the cost and time required therefor; litigation, complaints and/or adverse publicity; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description of Exhibits
99.1	Sable letter to CCC, dated February 17, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sable Offshore Corp.

Date:	February 19, 2025	By:	/s/ Gregory D. Patrinely
		Name:	Gregory D. Patrinely
		Title:	Executive Vice President and Chief Financial Officer